Item 27. Exhibit (h) i. a. 2. ii.

DocuSign Envelope ID: [_____]

SECOND AMENDMENT TO THE FINANCIAL SUPPORT AGREEMENT for AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

THIS SECOND AMENDMENT, effective as of April 1, 2022 (“Second Amendment”), amends the Financial Support Agreement between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (“Insurer”) and Invesco Distributors, Inc., a Delaware corporation, (“Invesco”) (collectively, the “Parties”) dated October 1, 2016, as amended (“Agreement”).

WHEREAS, the Parties wish to amend the Agreement to replace Schedule A; and

WHEREAS, Section 6 requires amendments to be mutually agreed upon by the Parties in writing; and

NOW THEREFORE, the Parties hereby agree to amend the terms of the Agreement, pursuant to Section 6, as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	Except as expressly provided in this Second Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

3.	Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

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IN WITNESS WHEREOF, the parties below have caused this Second Amendment to the Financial Support Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Philip Michalowski
Print Name:	Philip Michalowski
Title:	Head of Annuity Product

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
Print Name:	Nicole Filingeri
Title:	Vice President

SCHEDULE A FINANCIAL SUPPORT FEE

1)	Invesco agrees to pay to Insurer a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios attributable to the Contracts issued by Insurer at the following annual rates:

Annual Rate: [_____]% ([_____] basis points)	Invesco V.I. Equally Weighted S&P 500 Fund Invesco V.I. U.S. Government Money Market Portfolio Invesco V.I. S&P 500 Index Fund
Annual Rate: [_____]% ([_____] basis points)

Invesco V.I. American Franchise Fund

Invesco V.I. American Value Fund

Invesco V.I. Balanced-Risk Allocation Fund

Invesco V.I. Comstock Fund

Invesco V.I. Core Equity Fund

Invesco V.I. Diversified Dividend Fund

Invesco V.I. Equity and Income Fund

Invesco V.I. Global Core Equity Fund

Invesco V.I. Global Health Care Fund

Invesco V.I. Global Real Estate Fund

Invesco V.I. Government Securities Fund

Invesco V.I. Growth and Income Fund

Invesco V.I. High Yield Fund

Invesco V.I. International Growth Fund

Invesco V.I. Managed Volatility Fund

Invesco V.I. Mid Cap Core Equity Fund

Invesco V.I. Mid Cap Growth Fund

Invesco V.I. Small Cap Equity Fund

Invesco V.I. Technology Fund

Invesco V.I. Value Opportunities Fund

Annual Rate: [_____]% ([_____] basis points)

Invesco V.I. Capital Appreciation Fund

Invesco V.I. Conservative Balanced Fund

Invesco V.I. Discovery Mid Cap Growth Fund

Invesco V.I. Global Fund

Invesco V.I. Global Strategic Income Fund

Invesco V.I. Main Street Fund

Invesco V.I. Main Street Small Cap Fund

Invesco V.I. Core Plus Bond Fund

Invesco Oppenheimer V.I. International Growth Fund

2)  Invesco agrees to reimburse Insurer for reasonable and documented printing costs, in aggregate, for Fund Materials issued for C.M. Life Insurance Company, MML Bay State Insurance Company and Mass Mutual Life Insurance Company, according to the following reimbursement grid. Any costs exceeding reimbursement caps shown below will be borne by the Insurer. All reimbursements to Insurer for documented printing costs will terminate as of December 31, 2022.

May 25, 2019 – December 31, 2019	$[_____] reimbursement cap
January 1, 2020 – December 31, 2020	$[_____] reimbursement cap
January 1, 2021 – December 31, 2021	$[_____] reimbursement cap
January 1, 2022- December 31, 2022	$[_____] reimbursement cap